2 County Court Blvd., Suite 202, Brampton, Ontario, L6W 3W8
Ph: 905-595-0575 Fax: 905-595-0578
February 10, 2009
British Columbia Securities Commission
Alberta Securities Commission
Saskatchewan Financial Services Commission
Manitoba Securities Commission
Ontario Securities Commission
Nova Scotia Securities Commission
New Brunswick Securities Commission
Securities Commission of Newfoundland and Labrador
Prince Edward Island Securities Office
United States Securities and Exchange Commission
Ladies and Gentlemen:
Silver Standard Resources Inc.
Short Form Prospectus dated February 10, 2009 (the “Prospectus”)
Registration Statement on Form F-10 dated February 10, 2009 and any amendments thereto, including any post-effective amendments (the “Registration Statement”)
I, Wayne Ewert, P.Geo. refer to a technical report dated 3 August 2008 titled “Technical Report and Resource Estimate on the La Pitarrilla Property, Breccia Ridge Deposit, Durango, Mexico” and the material change reports of the Company dated February 3, 2009 (the “Reports”).
I, consent to the use of my name and references to the Reports, or portions thereof, in the Prospectus and the Registration Statement and to the inclusion or incorporation by reference of information derived from the Reports in the Prospectus and Registration Statement.
I, have read the Prospectus and the Registration Statement of the Company and have no reason to believe that there are any misrepresentations in the information contained therein that are derived from the Reports or that are within my knowledge as a result of the preparation of the Reports.
Yours truly,
/s/ Wayne Ewert
Wayne Ewert, P.Geo.

Vice President